Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

PharMerica Corporation

We consent to the incorporation by reference in the Registration Statement on Form S-8 (333-145137) of PharMerica Corporation of our report dated February 7, 2013 with respect to the consolidated financial statements as of December 31, 2011 and 2012 and for each of the years in the three year period ended December 31, 2012 and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in this Form 10-K.

Our report dated February 7, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph that states management has excluded the Amerita, Inc. acquisition from its assessment of internal control over financial reporting as of December 31, 2012 and that we have excluded the America, Inc. acquisition from our audit of internal control over financial reporting.

/s/ KPMG LLP

Louisville, Kentucky

February 7, 2013